                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


         Filed by the registrant   /x/

         Filed by a party other than the registrant   / /

         Check the appropriate box:

         /x/     Preliminary proxy statement

         / /     Definitive proxy statement

         / /     Definitive additional materials

         / /     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                     FIRST TENNESSEE NATIONAL CORPORATION
               (Name of Registrant as Specified in Its Charter)

                     FIRST TENNESSEE NATIONAL CORPORATION
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

    /x/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

    / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

    (1)  Title of each class of securities to which transaction applies:
______________________________

    (2)  Aggregate number of securities to which transactions applies:
______________________________

    (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1) ________________________________________

    (4) Proposed maximum aggregate value of transaction: ____________________ / / Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:  _____________________________________________

    (2)  Form, schedule or registration statement no.:  _______________________

    (3)  Filing party:  _______________________________________________________

    (4)  Dated filed:  ________________________________________________________





    ____________________

         (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                             "Preliminary Copies"                 March 14, 1994

TO THE SHAREHOLDERS OF
FIRST TENNESSEE NATIONAL CORPORATION

         In connection with the annual meeting of shareholders of your Corporation to be held on April 19, 1994, we enclose a notice of annual shareholders' meeting, a proxy statement, and a form of proxy.

         At the meeting, you will be asked to elect three Class I directors to serve until the 1997 annual meeting of shareholders, or until their successors are duly elected and qualified, approve an amendment to the Corporation's restated charter increasing the number of authorized shares of common stock, and ratify the appointment of Arthur Andersen & Co. as the Corporation's independent auditors for 1994. Information about these matters is contained in the attached proxy statement.

         Detailed information relating to the Corporation's activities and operating performance during 1993 is contained in the Annual Report to Shareholders of the Corporation, which is being mailed to you with this proxy statement, but is not a part of the proxy soliciting material. If you do not receive or have access to the 1993 Annual Report, please notify the Treasurer, First Tennessee National Corporation, P.O. Box 84, Memphis, Tennessee 38101,
(901) 523-5630.

         You are cordially invited to attend the annual meeting of shareholders in person. We would appreciate your completing the enclosed form of proxy so that your shares can be voted in the event that you are unable to attend the meeting. If you are present at the meeting and desire to vote your shares personally, your form of proxy will be withheld from voting upon your request prior to the balloting. We urge you to return your proxy card to us in the postage-paid envelope as soon as possible.

                                                   Sincerely yours,


                                                   Ronald Terry
                                                   Chairman of the Board
                                                   and Chief Executive Officer

                      FIRST TENNESSEE NATIONAL CORPORATION

                               165 Madison Avenue
                            Memphis, Tennessee 38103

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING
                                 April 19, 1994


         The annual meeting of shareholders of First Tennessee National Corporation will be held on April 19, 1994, at 10:00 a.m., in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee. The items of business are:

         1. Election of three Class I directors to serve until the 1997 annual meeting of shareholders, or until their successors are duly elected and qualified.

         2. Approval of an amendment to the Corporation's restated charter increasing the number of authorized shares of common stock from 50 million to 100 million shares.

         3.      Ratification of appointment of auditors.

         These items are described more fully in the following pages, which are made a part of this notice. The close of business February 23, 1994, is the record date for the meeting. All shareholders of record at that time are entitled to vote at the meeting.

         Management would appreciate your signing and returning the accompanying form of proxy promptly, so that if you are unable to attend the meeting your shares can nevertheless be voted.


Lenore S. Creson
Secretary
Memphis, Tennessee
March 14, 1994


                                IMPORTANT NOTICE

         TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THE ENCLOSED FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT
                      FIRST TENNESSEE NATIONAL CORPORATION

                               165 Madison Avenue
                            Memphis, Tennessee 38103

GENERAL

         The following statement, first mailed to shareholders on or about March 14, 1994, is furnished in connection with the solicitation by the Board of Directors of First Tennessee National Corporation (the "Corporation" or "FTNC") of proxies to be used at the annual meeting of the shareholders of the Corporation to be held on April 19, 1994, at 10:00 A.M. in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, and at any adjournment or adjournments thereof.

         The accompanying form of proxy is for use at the meeting if a shareholder will be unable to attend in person. The proxy may be revoked by the shareholder at any time before it is exercised. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:

         1. Election of three Class I directors to serve until the 1997 annual meeting of shareholders, or until their successors are duly elected and qualified.

         2. Approval of an amendment to the Corporation's restated charter increasing the number of authorized shares of common stock from 50 million to 100 million shares.

         3.      Ratification of appointment of auditors.

         The entire cost of soliciting these proxies will be borne by the Corporation. In following up the original solicitation of the proxies by mail, the Corporation may request brokers and others to send proxies and proxy material to the beneficial owners of the shares and may reimburse them for their expenses in so doing. If necessary, the Corporation may also use several of its regular employees to solicit proxies from the shareholders, either personally or by telephone or by special letter, for which they will receive no compensation in addition to their normal compensation.

         The common stock of the Corporation is its only class of voting securities. There were 30,174,189 shares of common stock outstanding and entitled to vote as of February 23, 1994, the record date for the annual shareholders' meeting. Each share is entitled to one vote. A majority of the votes entitled to be cast at the annual meeting constitutes a quorum for purposes of the meeting. With respect to the election of directors, a plurality of the votes cast is required to elect the nominees as directors. With respect to both the charter amendment and the ratification of the appointment of auditors, to approve each item the votes cast in favor of the item must exceed the votes cast in opposition to it. An "abstention" will be considered present for quorum purposes but will not otherwise have any effect on any of the vote items. Broker "non-votes" will not be considered present for quorum purposes but will not otherwise have any effect on any of the vote items.

         On December 31, 1993, only one person was known by management of the Corporation to own beneficially, as that term is defined by Rule 13d-3 of the Securities Exchange Act of 1934, more than five percent (5%) of the Corporation's common stock. According to its public filings, Pioneering Management Corporation, 60 State Street, Boston, MA 02114, an investment adviser, owned beneficially 2,677,750 shares, equal to approximately 9.5% of the common stock. It had sole voting power with respect to all of such shares and sole and shared dispositive power with respect to 168,000 and 2,509,750 shares, respectively.

         The following table sets forth certain information as of December 31, 1993, concerning beneficial ownership of the Corporation's common stock by each director and nominee, each executive officer named in the Summary Compensation Table, and directors and executive officers as a group.

                             Stock Ownership Table


                               Amount and Nature
              Name of       of Beneficial Ownership    Percent
         Beneficial Owner    (Number of Shares)(1)     of Class

  Jack A. Belz                       21,825 (2)          0.08

  Robert C. Blattberg                 1,590 (2)          0.01

  John Hull Dobbs                   113,998 (2)          0.40

  J. Kenneth Glass                   51,063 (3)(4)       0.18

  Ralph Horn                        148,991 (3)(4)       0.53

  J. R. Hyde, III                    33,216 (2)          0.12

  John C. Kelley                     56,833 (3)(4)       0.20

  George P. Lewis                    78,789 (3)(4)       0.28

  Joseph Orgill, III                 67,225 (2)          0.24

  Cameron E. Perry                   48,359 (2)          0.17

  Richard E. Ray                      3,356 (2)          0.01

  Vicki G. Roman                      1,527 (2)(5)       0.01

  Michael D. Rose                    10,815 (2)          0.04

  William B. Sansom                   1,721 (2)          0.01

  Gordon P. Street, Jr.               1,725 (2)          0.01

  Ronald Terry                      166,214 (3)(4)       0.59

  Norfleet R. Turner                 24,164 (2)          0.09

  Directors and Executive
   Officers as a Group
   (22 persons)                   1,009,761 (3)(4)       3.49

(1) The respective directors and officers have sole voting and investment powers with respect to all of such shares except as specified in note
         (2) and note (4).
(2) Includes 1,500 shares of restricted stock, with respect to which each nonemployee director possesses sole voting power, but no investment power.
(3)      Includes 13,339, 44,613, 14,249, 7,113 and 61,979 shares as to which
         Messrs. Glass, Horn, Kelley and Lewis and the directors and executive officers group, respectively, have the right to acquire beneficial ownership within 60 days through the exercise of Corporation stock options. Also includes shares held at September 30, 1993, for Savings Plan accounts.
(4)      Includes 13,517, 15,000, 13,517, 10,967, 11,111, and 45,620 shares of restricted stock with respect to which Messrs. Glass, Horn, Kelley, Lewis, Terry and the director and executive officer group, respectively, have sole voting power but no investment power.
(5)      Share ownership is as of January 18, 1994.

ITEM NO. 1 - ELECTION OF DIRECTORS

         The Board of Directors is divided into three Classes with the term of office of each Class expiring in successive years. The term of Class I directors expires at this annual meeting. The terms of Class II and Class III directors expire as stated below. The Board of Directors proposes the election of three Class I directors. Because the Corporation's charter requires each class to be as nearly equal in number as possible, Ms. Roman, who is currently a Class III director, has been nominated as a Class I director.

Each director elected at the meeting will hold office until the specified annual meeting of shareholders and until his or her successor shall be elected and qualified.

         Should any of the nominees proposed by the Board of Directors be unable to accept election, which the Board of Directors has no reason to anticipate, the persons named in the enclosed form of proxy will vote for the election of such other persons as management may recommend, unless the Board should determine to reduce the number of directors pursuant to the Bylaws.

         Certain information about the nominees and directors (including age, current principal occupation which has continued for at least five years unless otherwise indicated, name and principal business of the organization in which his or her occupation is carried on, directorships in other reporting companies, and year first elected to the Corporation's Board) is provided as follows:

                             NOMINEES FOR DIRECTOR

                                    Class I
             For a Three-Year Term Expiring at 1997 Annual Meeting

JOSEPH ORGILL, III (56) is Chairman of the Board of West Union Corporation, Memphis, Tennessee, wholesale distributors of hardware and manufacturers of products primarily for the construction industry. Mr. Orgill has been a director since 1969.

VICKI G. ROMAN (40) is Corporate Vice President and Treasurer of Coca-Cola Enterprises Inc., Atlanta, Georgia, bottler of soft drink products. Prior to February, 1992 she was Assistant Treasurer. Ms. Roman has been a director since December 21, 1993.

WILLIAM B. SANSOM (52) is Chairman of the Board and Chief Executive Officer of The H.T. Hackney Co., Knoxville, Tennessee, a diversified wholesale distribution firm serving the food, gas, oil and industrial markets in the Southeast. Mr. Sansom has been a director since 1984 and is a member of the Human Resources Committee.

                              CONTINUING DIRECTORS

                                    Class II
                      Term Expiring at 1995 Annual Meeting

ROBERT C. BLATTBERG (51) is the Polk Brothers Distinguished Professor of Retailing, J. L. Kellogg Graduate School of Management, Northwestern University, Evanston, Illinois. Prior to September 1991, he was Professor of Marketing at the University of Chicago. Dr. Blattberg has been a director since 1984 and is Chairman of the Human Resources Committee.

J. R. HYDE, III (51) is Chairman of the Board and Chief Executive Officer of AutoZone, Inc., Memphis, Tennessee, retail auto parts. Mr. Hyde is a director of one other public company, Federal Express Corporation. Mr. Hyde has been a director since 1972 and is a member of the Human Resources Committee.

MICHAEL D. ROSE (52) is Chairman of the Board and Chief Executive Officer of The Promus Companies Incorporated, Memphis, Tennessee, a hospitality company with interests in casinos, hotels and restaurants. He held the same positions with Holiday Corporation prior to the consummation of the Bass PLC merger transaction on February 7, 1990. Mr. Rose is a director of two other public companies, General Mills, Inc. and Ashland Oil, Inc. Mr. Rose has been a director since 1984 and is Chairman of the Audit Committee.

GORDON P. STREET, JR. (55) is Chairman of the Board, Chief Executive Officer, and President of North American Royalties, Inc., Chattanooga, Tennessee, a manufacturer of gray iron castings and producer of oil and natural gas. He has been a director since 1980.

                                   Class III
                      Term Expiring at 1996 Annual Meeting

JACK A. BELZ (66) is Chairman and Chief Executive Officer of Belz Investment Company, Inc., and affiliates, Memphis, Tennessee, a real estate development and hotel organization with diversified operating interests. Mr. Belz has been a director since 1984.

RALPH HORN (52) is President, Chief Operating Officer, and a Director of the Corporation and First Tennessee Bank National Association. Mr. Horn has been a director since August 1, 1991. Prior to August 1991, Mr. Horn was Manager of the Bank's Bond Division.

RICHARD E. RAY (63) is President, RER and Associates, Knoxville, Tennessee, management consultants. Prior to June 1992, he was Manager of the Tennessee operations of Aluminum Company of America. Mr. Ray has been a director since 1984 and is a member of the Audit Committee.

RONALD TERRY (63) is Chairman of the Board and Chief Executive Officer of the Corporation and First Tennessee Bank National Association. Mr. Terry is a director of two other public companies, The Promus Companies Incorporated and BellSouth Corporation. He has been a director since 1971.


                   The Board of Directors and its Committees

         During 1993, the Board of Directors of the Corporation held nine meetings. The average attendance at regularly scheduled Board and committee meetings exceeded 90%. Messrs. Hyde and Orgill were the only incumbent directors who attended fewer than 75 percent of the meetings of the Board and the committees of the Board on which they served. Mr. Orgill's absences were primarly due to illness.

         The Board has several standing committees, two of which are the Audit Committee and the Human Resources Committee. The latter committee serves as both a nominating committee and a compensation committee. The Audit Committee and the Human Resources Committee are each composed of directors who are not employees of the Corporation. Directors currently serving on each of these committees are identified in the description of the nominees and directors continuing in office beginning on page 3. Norfleet R. Turner will continue to serve on the Audit Committee until his retirement in April of 1994.

         The Audit Committee is responsible for causing audits and examinations of the Corporation to be made by independent auditors and supervising the Corporation's internal audit program. The Committee approves, subject to shareholder ratification, the engagement of the Corporation's independent auditors, and reviews the scope and results of their examination. Other committee functions include review of the Corporation's internal controls and the Corporation's annual report to the SEC and proxy materials. During 1993 the Audit Committee held five meetings.

         As a nominating committee, the Human Resources Committee primarily considers recommendations for nominees to the Board of Directors and reviews the performance of incumbent directors and senior officers in determining whether to recommend them to the Board of Directors for reelection. As a compensation committee, the Human Resources Committee's primary functions include: establishing major policies concerning compensation, fixing the compensation of executive officers, reviewing remuneration structures for non-executive officers, and making recommendations to the Board concerning compensation arrangements for directors and adoption or amendment of employee benefit and management compensation plans. During 1993 the Human Resources Committee held six meetings.

         It is the practice of the Corporation to encourage communication between management and shareholders. Management in turn communicates appropriate information to the Board. The Human Resources Committee, as a committee of the Board, follows this procedure in considering nominations for directorships and does not receive nominations directly from shareholders.

         Section 7 of Article III and Section 11 of Article II of the Corporation's Bylaws provide that a shareholder who wishes to nominate a person for election to the Board or submit a proposal at a shareholder meeting must comply with certain procedures, which require written notification to the Corporation, generally not less than 30 nor more than 60 days prior to the date of the shareholder meeting; provided that if fewer than 40 days' notice or public disclosure of the shareholder meeting date has been given to shareholders, then the shareholder notification must be received by the Corporation not less than 10 days after the earlier of the date notice of the shareholder meeting was mailed or publicly disclosed. The shareholder must disclose certain information about the nominee or item proposed, the shareholder and any other shareholders known to support the nominee or proposal.

         All of the directors of the Corporation are also directors of First Tennessee Bank National Association (the "Bank" or "FTB"), the Corporation's principal operating subsidiary.

EXECUTIVE COMPENSATION

         The Summary Compensation Table provides information for the years indicated about the Chief Executive Officer ("CEO") and the other four most highly compensated executive officers of the Corporation. The amounts include all compensation earned during each year, including amounts deferred, by the named officers for all services rendered in all capacities to the Corporation and its subsidiaries. Information is provided for each entire year in which an individual served during any portion of the year as an executive officer. Additional information is provided in tabular form below about option exercises in 1993, year-end option values, and pension benefits, along with a report of the Board's Human Resources Committee on executive compensation and certain other information concerning compensation of executive officers and directors.

                           Summary Compensation Table


                                            Annual Compensation                    Long Term Compensation
                                                                                  Awards (4)            Payouts
           (a)              (b)       (c)         (d)           (e)             (f)          (g)         (h)            (i)
           Name                                                Other        Restricted
           and                                                 Annual          Stock      Options/       LTIP        All Other
        Principal                    Salary      Bonus      Compensation     Award(s)       SARs       Payouts      Compensation
        Position           Year        ($)      ($) (1)       ($) (1)         ($) (2)      (#) (3)      $ (5)        ($)   (6)
  Ronald Terry             1993     $472,357    $236,179        $383,850       $424,996           0      $     0        $322,209
  Chairman & CEO           1992      442,986     221,493         407,619              0           0            0         239,411
  FTNC & FTB               1991      421,891     210,946          80,499              0           0       49,385         188,782

  Ralph Horn               1993      370,192     185,096           5,733              0           0            0         248,294
  President & COO          1992      335,577     167,789           3,882              0      10,206            0         164,023
  FTNC and FTB             1991      196,565     912,472             149        965,625      45,000            0          94,861

  J. Kenneth Glass         1993      203,581      73,289           5,999        299,995           0            0          73,993
  President-Tennessee      1992      184,529      78,886               0              0       2,916            0          39,951
  Banking Grp.-FTB         1991      174,565      75,412               0              0           0       19,759          34,262

  John C. Kelley, Jr.      1993      198,558      71,481           5,999        299,995           0            0          44,703
  President-Memphis        1992      179,287      64,140               0              0       2,916            0          17,687
  Banking Grp.-FTB         1991      169,615      66,786               0              0           0       19,392          12,391

  George P. Lewis          1993      175,554      63,199               0        240,019           0            0          38,662
  Exec. Vice Pres.,        1992      166,202      65,367               0              0       2,332            0          40,189
  Manager Money Mgmt.      1991      159,294      82,859               0              0           0       18,345          36,636
  Grp.-FTB



(1) Other annual compensation for 1993 for Mr. Terry consists principally of tax gross-up payments made at the accelerated vesting of 12,000 shares of restricted stock in December of 1993, originally scheduled to vest in April of 1994, and the accelerated vesting of 12,000 shares of restricted stock upon achievement of performance goals in December of 1993, originally scheduled to vest in April of 1994. The gross-up payments were authorized at the time of the original grants of restricted stock. Mr. Horn's bonus for 1991 includes a bonus received under the Bank's
      Bond Division bonus plan while manager of the division and a one-time bonus payment based on net profits of the Bond Division during the last five months of 1991, primarily reflecting projects and initiatives in progress at the time of his election as President of the Corporation. Also included are tax gross-up payments for executive automobiles.

(2) Restricted stock awards are valued at the fair market value of the stock ($38.25) on the date of the award, 1/19/93. The 1993 awards vest 1/19/2003; however, vesting may be accelerated if performance criteria established by the Human Resources Committee are met. On December 31, 1993, the named officers held the following shares of restricted stock with market values as indicated: Mr. Terry - 11,111 shares ($427,774); Mr. Horn - 15,000 shares ($577,500); Mr. Glass - 13,573 shares
      ($522,561); Mr. Kelley - 13,573 shares ($522,561); Mr. Lewis - 10,967 shares ($422,230). Dividends are paid on restricted stock at the same rate as all other shares of the common stock of the Corporation. The number of shares of restricted stock originally awarded to Mr. Horn in 1991 was 45,000 shares. Such shares vested in one-third increments on December 16, 1992, and December 21, 1993, and will vest April 21, 1995 if corporate perfermance criteria are met (such criteria were met for 1992 and 1993); otherwise, such shares vest July 16, 2001.

(3) All amounts represent shares subject to option. No stock appreciation rights (SAR's) were awarded.

(4) All share amounts and share prices have been revised to reflect the 3-for-2 stock split (effected in the form of a 50% stock dividend), which was paid on May 22, 1992.

(5) Performance goals under the long-term portion of the Corporation's Management Incentive Plan were revised in December of 1991 with respect to amounts reported in (h) in recognition of strategic results that had been achieved.

(6)   Elements of "All Other Compensation" for 1993 consist of the following:

                           Mr. Terry      Mr. Horn     Mr. Glass      Mr. Kelley   Mr. Lewis
  AboveMktRate:             $251,142      $182,019      $38,566        $23,474      $13,573

  SurBen/SERP:                58,372        53,480       17,397          3,074       14,524

  Flex $                       8,148         8,148        4,760          4,983        5,918

  401(k) Match:                4,497         4,497        3,970          3,872        4,497

  Physical Exam:                 150           150          150            150          150

  Auto Allowance:                  0             0        9,150          9,150            0

  Total:                    $322,309      $248,294      $73,993        $44,703      $38,662


      "Above MKT Rate" represents above-market interest accrued on deferred compensation.

      "SUR BEN/SERP" represents insurance premiums with respect to the Corporation's supplemental life insurance and excess pension plans. Under the Survivor Benefits Plan a benefit of 2 1/2 times final annual base salary is paid upon the participant's death prior to retirement (or 2 times final salary upon death after retirement).

      "Flex $" represents the Corporation's contribution to the Flexible Benefits Plan, based on salary, service and corporate performance.

      The following table provides information about stock options and SAR's held at December 31, 1993, and exercises during 1993 by the officers named in the Summary Compensation Table. The values in column (e) reflect the spread between the market value at December 31, 1993 of the shares underlying the option and the exercise price of the option.

                       Aggregate Option/SAR Exercises and
                     Fiscal Year-End Option/SAR Value Table

            (a)                     (b)                    (c)                      (d)                            (e)
                                                                                 Number of                      Value of
                                                                           Securities Underlying               Unexercised
                                                                                Unexercised                   In-the-Money
                                                                              Options/SARs at                Options/SARs at
                                                                                FY-End (#)                     FY-End ($)

                              Shares Acquired             Value                Exercisable/                   Exercisable/
           Name               on Exercise (#)          Realized ($)         Unexercisable(1)(2)               Unexercisable
  Ronald Terry                       0                     N/A                                0/0                   N/A

  Ralph Horn                         0                     N/A                      44,613/24,880           $776,167/$312,431

  J. Kenneth Glass                   0                     N/A                      13,339/16,408           $267,966/$318,057

  John C. Kelley, Jr.                0                     N/A                      14,249/16,408           $299,374/$318,057

  George P. Lewis                  1,442                 $28,299                      7,113/3,581            $147,374/$45,312

(1) Options with respect to 2,962, 1,470, 1,926 and 0 shares granted to Messrs. Horn, Glass, Kelley and Lewis, respectively, have tandem SAR's attached, all of which were exercisable. SAR's are subject to identical terms as the tandem option and may be exercised in cash or stock. An exercise reduces, share for share, the number of option shares exercisable. Option values are based on a 12/31/93 price of $38.50 per share.

      The following table provides information about estimated combined benefits under both the Corporation's Pension Plan and Pension Restoration Plan.


                               Pension Plan Table
   Covered
Compensation                      Years of Service*
                15 Yrs.     20 Yrs.     25 Yrs.     30 Yrs.     35 Yrs.

  $100,000     $ 40,636    $ 49,672    $ 58,706    $ 62,801    $ 66,900
   150,000       55,438      69,410      83,379      89,938      96,504
   200,000       70,240      89,148     108,051     117,075     126,108
   250,000       85,042     108,886     132,724     144,212     155,712
   300,000       99,844     128,624     157,396     171,349     185,316
   350,000      114,646     148,362     182,069     198,486     214,920
   400,000      129,448     168,100     206,741     225,623     244,524
   450,000      144,250     187,838     231,414     252,760     274,128
   500,000      159,052     207,576     256,086     279,897     303,732
   550,000      173,854     227,314     280,759     307,034     333,336
   600,000      188,656     247,052     305,431     334,171     362,940

      *Benefit shown is subject to limitations fixed by the Secretary of the Treasury pursuant to Section 415 of the Internal Revenue Code of 1986, as amended. The limitation is $115,641 for 1993 or 100% of the employee's average income in his three highest paid years, whichever is less. However, a benefit as high as $136,425 could be accrued prior to 1983 and such higher benefit may be paid to the employee who attained that level prior to 1983.

      The Pension Plan is integrated with social security under an "offset" formula, applicable to all participants. Retirement benefits are based upon a participant's average base salary for the highest 60 consecutive months of the last 120 months of service ("Covered Compensation"), service, and social security benefits. Benefits are normally payable in monthly installments after age 65. The normal form of benefit payment for a married participant is a qualified joint and survivor annuity with the surviving spouse receiving for life 50% of the monthly amount the participant received. The normal form of benefit payment for an unmarried participant is an annuity payable for life and 10 years certain. For purposes of the plan "compensation" is defined as the total cash remuneration reportable on the employee's IRS form W-2, plus pre-tax contributions under the Savings Plan and employee contributions under the Flexible Benefits Plan, excluding bonuses, commissions, and incentive and contingent compensation. The Corporation's Pension Restoration Plan is an unfunded plan covering employees in the highest salary grades, including Messrs. Terry, Horn, Glass, and Kelley, whose benefits under the Pension Plan have been limited under the Tax Code as described in the note to the Pension Table. The amount of compensation covered by the plan is computed based on "salary," as reported in the Summary Compensation Table. Under that plan participants receive the difference between the monthly pension payable if tax code limitations did not apply and the actual pension payable. The estimated credited years of service and the compensation covered by the plans for each of the individuals named in the Summary Compensation Table are as follows: Mr. Terry, 36 ($472,357); Mr. Horn, 30 ($370,192); Mr. Glass, 19 ($132,328); Mr.
Kelley, 24 ($129,063); Mr. Lewis, 32 ($175,554).

               Employment Contracts and Termination of Employment
                       and Change-in-Control Arrangements

      The Corporation has entered into a contract with each of the named executive officers which provides generally for a payment equal to one times annual base salary in the event of a termination of the officer's employment by the Corporation other than "for cause" or by the employee for "good reason" within 36 months after a "Change-in-Control" and provides generally for an excise tax gross-up with respect to any taxes incurred under Internal Revenue Code Section 4999 following a Change-in-Control. The term "Change-in-Control" is defined to include (1) shareholder approval of a merger or other business combination, sale of substantially all of the Corporation's assets, or liquidation in which the shareholders of the Corporation prior to the transaction do not continue to represent 50 percent of the shareholders of the Corporation or its successor after the transaction, (2) the acquisition by a person or other entity of 20 percent of the Corporation's outstanding voting stock, or (3) a change in a majority of the Board of Directors.

      A "Change-in-Control" has the following effect on certain benefit plans in which the named executive officers participate: annual bonuses are prorated through the date of the Change-in-Control and paid. Restricted stock and stock options vest. Excess funding in the pension plan is allocated, according to a formula, to participants and retirees. Deferred compensation and certain other benefits are paid over to previously established rabbi trusts. Funds in such trusts will remain available for the benefit for the Corporation's general creditors prior to distribution. The Corporation's Pension Restoration and Survivor Benefits Plan generally cannot be amended to reduce benefits, and interest accrued through the date of the Change-in-Control under the Directors and Executives Deferred Compensation Plan vests.

      Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation and the Total Shareholder Return Performance Graph shall not be incorporated by reference into any such filings.

         Board Compensation Committee Report on Executive Compensation

      The Corporation's Bylaws require the Board of Directors or a committee of the Board of Directors to determine executive compensation. The Board of Directors has designated the Human Resources Committee ("Committee") to perform this function in addition to its other duties listed above in the section entitled "The Board of Directors and its Committees". The Committee is composed entirely of non-employee directors who are "disinterested persons" under SEC regulations and who have no "interlocking" relationship with the Corporation. Acting pursuant to SEC rules, the Committee has set forth below its report on the Corporation's compensation policies applicable to executive officers and the bases for the compensation of the Corporation's Chief Executive Officer ("CEO").

      The Corporation's executive compensation programs are designed to align the interests of the executives with the performance of the Corporation and interests of the shareholders. Approximately 60 percent of the executive officers' compensation potential which may be received annually is at risk based on corporate performance and total shareholder return (defined below). Compensation programs have been designed to reward executives in both cash and stock of the Corporation based on performance that also rewards shareholders. When corporate performance does not meet criteria established by the Committee, incentive compensation is reduced accordingly. In addition, the executive compensation program has been designed to attract and retain qualified executives. Executive compensation consists generally of the following components: base salary, annual incentive bonus, long-term incentive awards, deferral of compensation at above-market rates, and customary employee and other benefits typically offered to similarly situated executives. Base salary and annual bonus are based on an evaluation of the individual's position and responsibilities according to independent criteria and external market data and personal and corporate performance. External market data was provided by an independent consulting firm and was based on a peer group of banking organizations ranging in asset size from $5 to $15 billion, with a median of $10.9 billion, the same size as the peer group used to compare shareholder returns. This peer group was smaller than the peer group used to compare shareholder returns because compensation data on every organization included in the Total Shareholder Return Performance Graph was not available. Long-term incentive awards consist of restricted stock awards containing provisions for acceleration of vesting upon achievement of corporate performance criteria and stock options. It is not the practice of the Corporation to "reprice" stock options or to price them at less than fair market value on the date of grant. Except for the Corporation's stock fund within its 401(k) plan, other benefits provided to the executive officers are not tied to corporate performance.

      All compensation paid to executive officers during 1993 is fully deductible by the Corporation for federal income tax purposes. Section 162(m), which was added to the Internal Revenue Code in 1993, generally disallows a tax deduction to public companies such as the Corporation for compensation exceeding $1 million paid during the tax year to the CEO and the four other highest paid executive officers at year end. Proposed regulations contain certain transition rules, and certain performance-based compensation is not subject to the deduction limit. The Corporation currently intends to structure the performance-based portion of its future compensation plans in a manner that complies with Section 162(m).


                          (i)  The CEO's Compensation

      Base Salary: The CEO's base salary is established annually by the Committee based on the Corporation's performance, achievement of objectives in his individualized written personal plan, and competitive practices within the industry. A salary increase of 7 percent was approved in March of 1993 based on achievement of 1992 corporate return on equity objectives, Bank return on assets objectives, and personal plan objectives. This adjustment maintains the CEO's salary at a competitive level within the industry. Base salary is intended to represent approximately 30 percent of the CEO's total compensation potential.

      Annual bonus: The CEO's annual bonus is based entirely on the Corporation's performance against financial objectives established by the Committee at the beginning of each year. The financial objectives for 1993 were based on return on equity (ROE) and earnings per share (EPS). The degree of success in reaching these targets determines a payout of zero percent to 100 percent of the annual bonus potential. The CEO may be awarded as a bonus a maximum of 50 percent of his salary dollars earned during the year. During 1993, the financial objectives set by the Committee were exceeded, resulting in a maximum payout.

      Long-term awards: The restricted stock program was amended in 1990 to add performance criteria as a condition to early vesting of future awards to executive officers and of a portion of previous awards made to the CEO. The objective of this time accelerated restricted stock award plan ("TARSAP") feature was to associate more closely the long-term compensation of executives with shareholder interests. Under the TARSAP feature restricted stock is granted with accelerated vesting if performance criteria established by the Committee are met with respect to specified performance periods. Performance periods are for three years and overlap; e.g. 1990-1992, 1991-93, 1992-94. Performance criteria since inception have been based, for all participants, including the CEO, on total shareholder return (appreciation in the market value of the Corporation's common stock with dividends reinvested-"TSR") targets established at the beginning of each performance period. Targets are based on the corporation's percentile ranking in a peer group of approximately the 100 largest banking organizations by asset size traded on U.S. exchanges, including NASDAQ's National Market System, with the condition that TSR must be a positive number. In December of 1993 the Committee approved vesting four months early for the TARSAP shares for the 1991-1993 performance period and for the CEO's other restricted stock which was scheduled to vest in April of 1994. The Committee's decision was based on a TSR for the period January 1, 1991 through November 30, 1993 of 174 percent, which substantially exceeded the target and ranked the Corporation at the 68th percentile of the peer group and on changes in the federal income tax laws contained in 1993 tax legislation.

      The CEO's restricted stock award of 11,111 shares in January of 1993 was equal to 50% of the CEO's salary grade midpoint divided by the market value of a share of the Corporation's stock on the grant date for each of the two performance periods covered by the award.

      Other benefits: The CEO's compensation reported in the Summary Compensation Table also includes amounts for a tax gross-up relating to the vesting of restricted stock, approved at the time of the original grant, accrual of above-market rates of interest on deferred compensation, and the cost of insurance to fund a supplemental retirement plan and life insurance benefit, which are not directly based on corporate performance.

                   (ii)  Other Executive Officer Compensation

      Base Salary: Base salary for executive officers other than the CEO is recommended by the CEO and approved by the Committee. Recommendations are generally based on corporate performance, individual overall performance during the prior year and competitiveness in the market place. Corporate performance objectives for 1992, which were achieved, were the same for executive officers as the CEO-corporate return on equity and Bank return on assets objectives. It is the Corporation's policy to maintain a competitive salary commensurate with the duties and responsibilities of the executive officers. Salary is intended to represent approximately 40 percent of an executive's potential annual compensation.

      Annual Bonus: Executive officers' annual bonus is based on achievement of corporate financial objectives and performance against personal objectives for the year, which are recorded in individualized written personal plans. Individual objectives must include financial, quality and strategic goals. The degree of completion of goals determines the award. Financial objectives for 1993 were based on ROE and EPS. Although the Chief Operating Officer has an individualized personal plan, his annual bonus is based entirely on corporate financial performance as described above for the CEO, and the Chief Credit Officer's annual bonus is based solely on his individualized personal plan.
The maximum annual bonus of executive officers is between 30 percent and 50 percent of salary dollars during the year, based on salary grade.

      Long-term Awards: The executive officers named in Summary Compensation Table and all but one of the other executive officers participate in the TARSAP program described above with respect to the CEO. The performance criteria are identical. The number of shares awarded for a three-year performance period is 50 percent of the participant's salary grade mid-point, which for the awards in 1993 was approximately 50 percent of the salary of each of the participants, based on market value of the shares at the time of the award. Except as described above for the CEO, no federal income tax gross-up is provided to executive officers at the vesting of restricted stock.

      In addition to performance-based restricted stock awards, the Committee generally awards stock options on the Corporation's common stock biennially to executive officers, the amount of which is a function of salary grade and stock price. The number of shares awarded is generally equal to approximately 50 percent of salary divided by the market value of one share of stock at the time of the award. The exercise price is the market value at the time of the grant. Options are awarded as an incentive to future performance and for retention purposes (with a term of ten years and vesting over the first five years) and are not granted based on prior performance of the individual or the Corporation.

      Other benefits: The Corporation has adopted certain broad-based employee benefit plans in which executive officers participate and certain other retirement, life and health insurance plans and provides customary personal benefits. Except for the Corporation's stock fund within its 401(k) plan, the benefits under these plans are not tied to corporate performance. Except for the tax gross-up, the executive officers named in the Summary Compensation Table participate in the other benefits described above with respect to the CEO.

                                                   Human Resources Committee
                                                   -------------------------

                                                   Robert C. Blattberg, Chairman
                                                   J. R. Hyde, III
                                                   William B. Sansom


      The following graph compares the yearly percentage change in the Corporation's cumulative total shareholder return with returns based on the Standard and Poor's 500 index and a peer group index, which is described in a footnote to the graph. It should be noted that the "total shareholder return" reflected in the graph is not comparable to the "total shareholder return" described in the Compensation Committee Report because the former has a different measurement period and it has been adjusted and weighted for the market capitalization of the companies in the peer group, as required by SEC regulations.

                   Total Shareholder Return Performance Graph

                   1988    1989     1990      1991      1992      1993
First Tennessee    $100    $107     $105      $203      $279      $304
S&P 500            $100    $132     $127      $166      $179      $197
Peer Group         $100    $116     $ 84      $147      $207      $222

      The graph assumes $100 is invested on December 31, 1988, and dividends are reinvested. Returns are market-capitalization weighted. The peer group is composed of banking organizations whose assets ranged from $5 to $15 billion at the end of the most recent fiscal year. The peer group criteria did not change from the criteria used for fiscal year 1992. The following banks, however, moved into the asset size range: Midlantic Corp., Fourth Financial Corp., Synovus Financial Corp., United Missouri Bancshares, Southern National Corp., and Bank South Corp. Also, the following banks fell outside the asset size range: Huntington Bancshares, Northern Trust Corp., and Riggs National Corp. Central Bancshares of the South changed its name to Compass Bancshares, Inc.

      The 1993 peer group consisted of the following:

  1.  Amsouth Bancorporation                14.  First Citizens Bancshares            27.  Meridian Bancorp, Inc.
  2.  BB & T Financial Corp.                15.  First Commerce Corp.                 28.  Michigan National Corp.
  3.  Bancorp Hawaii, Inc.                  16.  First Empire State Corp.             29.  Midlantic Corp.
  4.  Bank South Corp.                      17.  First Hawaiian, Inc.                 30.  Old Kent Financial Corp.
  5.  Banponce, Corp.                       18.  First Security Corp - Utah           31.  Signet Banking Corp.
  6.  Baybanks, Inc.                        19.  First Virginia Banks, Inc.           32.  Southern National Corp.
  7.  Central Fidelity Banks, Inc.          20.  Firstar Corp.                        33.  Southtrust Corp.
  8.  Commerce Bancshares, Inc.             21.  Fourth Financial Corp.               34.  Star Banc Corp.
  9.  Compass Bancshares Inc.               22.  Integra Financial Corp.              35.  Synovus Financial Corp.
 10.  Crestar Financial Corp.               23.  MBNA Corp.                           36.  UJB Financial Corp.
 11.  Fifth Third Bancorp.                  24.  Marshall & Ilsley, Corp.             37.  Union Planters Corp.
 12.  First Alabama Bancshares, Inc.        25.  Mercantile Bancorporation            38.  United Missouri Bancshares
 13.  First American Corp. - Tennessee      26.  Mercantile Bankshares Corp.          39.  West One Bancorp

                           Compensation of Directors

      During 1993, each non-employee director was paid a retainer monthly at an annual rate of $20,000 ($16,200 prior to May 1, 1993), plus a fee of $1,000 for each Board meeting attended and $1,000 ($500 prior to May 1, 1993), for each committee meeting attended. The chairmen of the Audit and Human Resources Committees were paid monthly an additional retainer at an annual rate of $2,400 each. Directors who are officers of the Corporation are not separately compensated for their services as directors. Under the terms of the Corporation's 1992 Restricted Stock Incentive Plan, which was approved by the shareholders, all nonemployee directors received an automatic, nondiscretionary award of 1,500 shares of restricted stock on May 1, 1992, and all new nonemployee directors will receive such award upon election to the Board. Restrictions lapse at the rate of 10 percent annually. Such shares are forfeited if the director terminates for any reason other than death, disability, retirement, or the acquisition by a person of 20 percent of the voting power of the Corporation. Upon termination for any of the four listed reasons all shares vest. Directors may elect to defer their retainers and fees. Under one plan, under which up to six annual deferrals may be elected, amounts deferred accrue interest at rates between 17 percent and 22 percent annually, based on age at the time of deferral, with a reduction to a guaranteed rate based on 10-year Treasury obligations if a participant terminates prior to a change-in-control for a reason other than death, disability or retirement. Interim distributions in an amount between 85% and 100% of the amount originally deferred are made in the eighth through the eleventh years following the year of deferral, with the amount remaining in a participant's account and accrued interest generally paid monthly over the 15 years following retirement at age 65. Certain restrictions and limitations apply on payments and distributions. Under other deferral agreements, nonemployee directors may defer amounts which generally accrue interest at a rate tied to 10-year Treasury obligations.

                 Certain Relationships and Related Transactions

      The Corporation's banking subsidiaries have had banking transactions in the ordinary course of business with executive officers and directors of the Corporation and their associates which are reported in a note to the Corporation's financial statements, and they expect to have such transactions in the future. Such transactions, which at December 31, 1993, amounted to 11.0 percent of the Corporation's shareholders' equity, have been on substantially the same terms, including interest rates, except for one individual as described below, and collateral on loans, as those prevailing at the same time for comparable transactions with others and have not involved more than normal risk of collectibility or presented other unfavorable features. Two loans were made to a person not individually named in the Summary Compensation Table aggregating an amount less than $40,000 under an employee program which provided a below market interest rate at a time prior to that person becoming an executive officer.

      In December of 1985 the Bank sold the headquarters building of the Corporation and the Bank at 165 Madison Avenue, Memphis, Tennessee, in a series of transactions to Buffalo Motel Corp. ("Buffalo"), a company controlled by Mr. Belz, a director of the Corporation and Bank. Mr. Belz is president and controlling shareholder of Buffalo, which subsequently transferred the building to BWS Associates ("BWS"), a partnership 50% of which is owned by Buffalo and 50% by an unrelated party. The Bank entered into a lease initially covering approximately 64% of the building for terms averaging 7 years with the longest term 9 years, with renewal options for an additional 20 years. The parties renegotiated the lease terms, under which approximately 50% of the building is leased through 2002. In May of 1993 the building was sold and the lease was transferreed to a party unrelated to the Corporation or Mr. Belz. Rental payments to BWS for 1993 totalled $1.1 million. The terms of the lease with BWS were comparable to those that would have been obtainable from an unaffiliated party in a similar transaction.


               Compliance with Section 16(a) of the Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires the Corporation's directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of Corporation common stock and to furnish the Corporation with copies of all forms filed.

      To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to its officers and directors were complied with except that one report covering one transaction that was exempt from short-swing profit liability under Section 16(b) was filed late by Ronald Terry.

ITEM NO. 2 - APPROVAL OF AMENDMENT TO CORPORATION'S RESTATED CHARTER INCREASING NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50 MILLION TO 100 MILLION SHARES

      On January 18, 1994, the Corporation's Board of Directors unanimously adopted resolutions approving a proprosal to amend Article 6 of the Corporation's restated charter, as amended ("Charter"), to increase the number of shares of the Corporation's common stock, $2.50 par value, authorized to be issued by the Corporation from 50 million to 100 million shares and recommending it to the Corporation's shareholders for approval. The following is the full text of the proposed amendment:

      Section (a) of Article 6 of the Company's Restated Charter is amended to read as follows:

         "(a) One Hundred Million (100,000,000) shares of common stock of a par value of $2.50 each; and".

      Under the Charter, the Corporation presently has authority to issue 50 million shares of common stock, of which 30,174,189 shares were issued and outstanding on February 23, 1994, and 5,000,000 shares of preferred stock, without par value, none of which are outstanding. As of such date, approximately 3.3 million shares of common stock were reserved for issuance under various employee stock plans and the Corporation's dividend reinvestment plan, approximately 1.6 million shares were reserved for issuance in connection with pending acquisitions, and 301,742 shares of preferred stock were reserved for issuance under the Rights Plan (defined below). Authorized shares of the Corporation's common stock may be issued for any proper corporate purpose and upon such terms as are approved by the Board of Directors without further authorization by the shareholders. Any such issuance, however, would be subject to the requirements of applicable law, governmental and regulatory bodies, and any securities exchange or registered national securities association on which shares of the Corporation's common stock are listed, such as the National Association of Securities Dealers-National Market System ("NASDAQ"). The NASDAQ, on which shares of the Corporation's common stock are now listed, currently requires shareholder approval in certain instances, including acquisitions where the present or potential issuance of common stock could increase the number of shares outstanding prior to the acquisition by 20 percent or more.

      The Board believes that the availability for issuance of additional shares of common stock will provide the Corporation with greater flexibility to take advantage of favorable business opportunities (such as the opportunity to acquire banks or closely related businesses through the issuance of shares), facilitate future capital transactions, and meet business needs as they arise. Purposes, thus, could include acquisitions, stock dividends and stock splits, conversions of future issues of convertible debt, stock awards and options, contributions to employee benefit plans and financing capital expenditures. No issuance of additional shares of common stock is currently contemplated other than issuances with respect to shares reserved for award under existing employee stock plans, the dividend reinvestment plan and pending and possible future acquisitions. The Board believes it is important to have additional shares of common stock available for issuance as and when needed to avoid the expense and delay associated with the need to call special meetings of shareholders to secure authorization each time a need may arise. The last increase in the number of authorized shares of the Corporation's common stock was approved in April of 1987, at which time the Corporation had consolidated total assets of $5.6 billion with 13.9 million shares outstanding. Since that time, total assets have increased by 72.5% and shares outstanding have increased by 103.3%.

      In certain instances issuance of authorized but unissued shares of common stock may have an antitakeover effect. It is possible that shares of common stock may be issued at such time and under such certain circumstances that may dilute or increase earnings per share and increase or decrease the book value per share of shares currently held. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of the Corporation. Sale of a substantial number of shares to persons who may have an understanding with the Corporation concerning the voting of such shares, or the distribution or dividend of shares of common stock (or the right to receive common stock) to shareholders of the Corporation may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of the Corporation. Issuance of shares of preferred stock may also, under certain circumstances, have an antitakeover effect. The Board does not currently anticipate using additional shares of common stock or preferred stock for antitakeover purposes and knows of no attempt to gain control of the Corporation.

      In September of 1989, the Corporation adopted a Shareholder Protection Rights Agreement (the "Rights Plan") and distributed a dividend of one right on each outstanding share of common stock at the time outstanding or issued thereafter and prior to the time the rights separate.

      The Rights Plan, which was adopted to deter abusive takeover tactics that can be used to deprive shareholders of the full value of their investment, provides that until a person or group acquires 10 percent or more of the Corporation's common stock or commences a tender offer that will result in such a person or group owning 10 percent or more of the Corporation's common stock, the rights will be evidenced by the common stock certificates, will automatically trade with the common stock and will not be exerciseable. Thereafter, separate rights certificates will be distributed and each right will entitle its holder to purchase 1 1/100th of a share of participating preferred stock having economic and voting terms similar to those of one share of common stock for an exercise price of $76.67, subject to adjustment. If any person or group acquires ten percent or more of the Corporation's common stock, then each right (other than rights beneficially owned by holders of ten percent or more of the common stock or transferees thereof, which rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of the Corporation's common stock or participating preferred stock having a market value of twice the exercise price. Also, if the Corporation is involved in a merger or sells more than 50 percent of its assets or earning power, each right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the acquiring company having a market value of twice the exercise price. If any person or group acquires between 10 percent and 50 percent of the Corporation's common stock, the Corporation's Board of Directors may, at its option, exchange one share of the Corporation's common stock or 1 1/100th of a share of participating preferred stock for each right. The rights will expire on the earliest of the time of the exchange described in the preceding sentence, September 18, 1999, and the date the rights are redeemed as described in the following sentence. The rights may be redeemed by the Board of Directors for $0.01 per right prior to the day when any person or group acquires ten percent or more of the Corporation's common stock. The rights will not prevent a takeover of the Corporation, but may have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that acquires ten percent or more of the common stock unless the rights are first redeemed by the Board. Nevertheless, the right should not interfere with a transaction that is in the best interest of the Corporation and its shareholders, on or prior to the date a person or group acquires ten percent or more of the Corporation's common stock, because the rights can be redeemed before consummation of such transaction.

      Tennessee has adopted a number of statutes which could be characterized as "anti-takeover" statutes. These consist of the Tennessee Investor Protection Act, the Tennessee Business Combination Act, the Tennessee Control Share Acquisition Act, the Tennessee Authorized Corporation Protection Act, and the Tennessee Greenmail Act. In certain circumstances certain provisions of these statutes may affect, restrict or otherwise prohibit an attempt to take control of the Corporation.

      The Corporation's Charter and Bylaws contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of the Corporation. The Corporation's Board of Directors is divided into three classes, which results in approximately one-third of the directors being elected each year. In addition, the Charter and the Bylaws, among other things, generally give to the Board the authority to fix the number of directors and to remove directors from and fill vacancies on the Board, other than removal for cause and the filling of vacancies created thereby which are reserved to the shareholders exercising at least a majority of the voting power of all outstanding voting stock of the Corporation. To change these provisions of the Bylaws, other than by action of the Board, and to amend these provisions of the Charter or to adopt any provision of the Charter inconsistent with such Bylaw provision, would require approval by the holders of at least 80 percent of the voting power of all outstanding voting stock. Such classification of the Board and such other provisions of the Charter and the Bylaws may have a significant effect on the ability of the shareholders to change the composition of an incumbent Board or to benefit from certain transactions which are opposed by the Board.

      Shareholders of common stock have one vote per share, may not cumulate votes in the election of directors and have no pre-emptive rights to subscribe for or purchase from the Corporation any additional shares of common stock, and do not have any dissenters' rights in connection with this vote item.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ITEM NO. 2 AMENDING THE CHARTER TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

ITEM NO. 3 - RATIFICATION OF APPOINTMENT OF AUDITORS

      The Board of Directors has appointed, subject to ratification by the shareholders at the annual meeting, the firm of Arthur Andersen & Co., independent accountants, to be the Corporation's auditors for the year 1993. Representatives of Arthur Andersen & Co. are expected to be present at the annual meeting of shareholders with the opportunity to make a statement and to respond to appropriate questions.

SHAREHOLDER PROPOSALS

      Shareholders' proposals intended to be presented at the 1994 annual meeting of the Corporation must be received by the Corporate Secretary, First Tennessee National Corporation, P. O. Box 84, Memphis, Tennessee, 38101, not later than November 14, 1994, for inclusion in the proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

      The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the meeting other than that referred to herein. If any other business should come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

      A copy of the Corporation's Annual Report on Form 10-K, including the financial statements and schedules thereto, which is filed with the Securities and Exchange Commission, is available free of charge to each shareholder of record upon written request to the Treasurer, First Tennessee National Corporation, P. O. Box 84, Memphis, Tennessee, 38101. Each such written request must set forth a good faith representation that as of the record date specified in the notice of annual shareholders' meeting the person making the request was a beneficial owner of a security entitled to vote at the annual meeting of shareholders.

      The exhibits to the Annual Report on Form 10-K will also be supplied upon written request to the Treasurer and payment to the Corporation of its cost of furnishing the requested exhibit or exhibits. A document containing a list of each exhibit to Form 10-K, as well as a brief description and the cost of furnishing each such exhibit, will accompany the Annual Report on Form 10-K.

BY ORDER OF THE
BOARD OF DIRECTORS

Secretary
March 14, 1994

                                    [FRONT]

         PROXY


                      FIRST TENNESSEE NATIONAL CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned appoints James L. Boren, Jr., Edward Lawler, and Lewis
R. Donelson, and any one or more of them with full power of substitution, as Proxy or Proxies, to represent and vote all shares of stock standing in my name on the books of the Corporation at the close of business on February 23, 1994, which I would be entitled to vote if personally present at the Annual Meeting of Shareholders of First Tennessee National Corporation to be held in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, April 19, 1994, at 10 a.m. or any adjournments thereof, upon the matters set forth in the notice of said meeting as stated on the reverse side. The Proxies are further authorized to vote in their discretion as to any other matters which may come before the meeting. The Board of Directors, at the time of preparation of the Proxy Statement, knows of no business to come before the meeting other than that referred to in the Proxy Statement.

         THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR THE PROPOSALS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THE REVERSE SIDE OF THIS PROXY.


            (Continued, and to be signed and dated on reverse side)

                                     [BACK]


/x/  Please mark votes as in this example.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL ITEMS.

1. Election of three Class I Directors to serve until the 1997 Annual Meeting of Shareholders.

         Nominees:  Joseph Orgill, III, Vicki G. Roman, and William B. Sansom

                           / /  FOR                       / /  WITHHELD
                                all nominees           from all nominees

 For, except vote withheld from the following nominee(s):

 / /  ______________________________________________________________


2. Approval of amendment to Corporation's restated charter increasing number of authorized shares of common stock from 50 million to 100 million shares.

                             FOR         AGAINST         ABSTAIN

                             / /           / /             / /

3.       Ratification of appointment of Arthur Andersen & Co. as auditors.

                             FOR         AGAINST         ABSTAIN

                             / /           / /             / /

         Mark here for address change and note at left           / /

         The undersigned hereby acknowledges receipt of notice of said meeting and the related proxy statement.

Shareholder sign here exactly as shown on the imprint on this card. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full name. If more than one Trustee, all should sign. All Joint Owners should sign.


Signature _____________________________  Date _____________________



Signature _____________________________  Date _____________________